Exhibit 10.1

AMENDMENT TO GRANT OF PHANTOM UNITS AGREEMENT

This AMENDMENT TO GRANT OF PHANTOM UNITS AGREEMENT (this “Amendment”), dated as of [                ], 2018 by and between Legacy Reserves LP (the “Partnership”), Legacy Reserves Inc. (the “Corporation”) and [                ] (the “Grantee” and, collectively, the “Parties”).

RECITALS

WHEREAS, the Partnership and the Grantee are parties to certain grants of Phantom Units Agreement on the dates and with respect to the amounts, in each case, set forth in the following table, (together the “Phantom Unit Agreements”):

Date	Settlement Form	Total Phantom Units Granted	Total Phantom Units Vesting
June 22, 2016	Cash
June 22, 2016	Cash
March 1, 2017	Cash
March 1, 2017	Cash
March 1, 2018	Cash
March 1, 2018	Cash

WHEREAS, the Partnership has proposed to consummate a transaction (such transaction, the “Corporate Reorganization”) whereby the Partnership will become a wholly-owned subsidiary of the Corporation, which is currently a subsidiary of Legacy Reserves GP, LLC, a Delaware limited liability company (the “General Partner”), which is the general partner of the Partnership, through a merger transaction in which the units representing limited partnership interests in the Partnership will be exchanged for shares of common stock of the Corporation;

WHEREAS, the consummation of the Corporate Reorganization (the “Closing”) will constitute a “Change of Control” under the Phantom Unit Agreements and the Amended and Restated Legacy Reserves LP Long-Term Incentive Plan, as amended, and will result in immediate vesting of the awards granted pursuant to the Phantom Unit Agreements;

WHEREAS, under the terms of the Phantom Unit Agreements, the Company is required to pay the Grantee a lump sum cash payment as settlement of the Phantom Units on a date selected by the Company within seventy-four (74) days after the Phantom Units vest, and the Parties have agreed to allow that settlement to be made in multiple payments;

WHEREAS, the Corporation has agreed to allow the Grantee to elect to reinvest a portion of such cash proceeds to which he or she is otherwise entitled in shares of common stock of the Corporation (the “Common Stock”) at the fair market of such Common Stock (the “Purchased Shares”);

WHEREAS, to the extent the Grantee elects to so reinvest any such cash proceeds in Purchased Shares, the Corporation hereby agrees to issue the Grantee the Purchased Shares in accordance with NASDAQ Listing Requirement 5635(c)(2); and

WHEREAS, the Parties desire to amend the Phantom Unit Agreements, according to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises, agreements, and consideration set forth below, the parties agree to the following terms:

WITNESSETH

1.    Upon the Closing, the Corporation shall be made a party to each Phantom Unit Agreement and shall be responsible for satisfying all liabilities to the Grantee thereunder;

2.    Upon the Closing, Section 4(a) of each Phantom Unit Agreement is hereby amended and restated in its entirety as follows:

“(i) Subject to the tax withholding requirements of Section 5 below, not later than seventy-four (74) days following the date on which a Phantom Unit vests hereunder, the Corporation shall pay or cause to be paid to you in settlement thereof in one or more payments on a date or dates selected by the Compensation Committee of the Board of Directors of the Corporation an amount of cash in respect of each Phantom Unit equal to the Fair Market Value of a Unit (determined as of the vesting date of the Phantom Unit); provided, that upon your written request at least five (5) business days prior to such settlement in cash, the Corporation shall permit you to elect (a “Stock Purchase Election”) to reinvest any portion of the cash to be received upon such settlement in shares of common stock of the Corporation (the “Common Stock”) for fair market value of such Common Stock (the “Purchased Shares”). In connection with any such Stock Purchase Election, you also hereby agree to execute any additional documentation reasonably requested by the Corporation. Notwithstanding anything stated herein to the contrary, the aggregate amount of cash paid in settlement of the vested Phantom Units (and any DERs granted in tandem with such vested Phantom Units) and any other incentive equity-based awards (whether granted to you or any other grantee) settled in cash in connection with the Corporate Reorganization shall not exceed $30 million, measured as of the Closing (the “Cap Amount”), and you hereby agree to make the Stock Purchase Election and execute any additional documentation reasonably requested by the Corporation with respect to any and all amounts payable to you hereunder in excess of the Cap Amount.

(ii) Notwithstanding the foregoing, the value of each Phantom Unit granted in 2016 (the “2016 Awards”) will be capped at $10 per Phantom Unit. In addition, the amount paid to settle the 2016 Awards will be reduced by any amounts you have previously received, if any, pursuant to that certain retention bonus agreement between you and Legacy Reserves Services, Inc., dated June 22, 2016, as the same may be amended from time to time.

(iii) Upon vesting of a Phantom Unit, you will vest in all accrued cash distributions through such date, which will be paid at the same time and in the same form (cash or Common Stock) as the related Phantom Unit. The related DER will be terminated upon settlement of the Phantom Unit.

3.    Upon the Closing, Section 5 of the Phantom Unit Agreements shall be amended by adding the following sentence to the end thereof:

“Subject to the consent of the Corporation and Section 4(a)(iv) above, to the extent you elect to reinvest any cash proceeds received hereunder in Purchased Shares, you may satisfy any taxes incurred in connection with the settlement of such Phantom Units by having withheld from your Purchased Shares a number of shares of Common Stock having a Fair Market Value equal to the amount of such taxes, as determined in good faith by the Corporation.”

4.    Construction. Except as specifically provided in this Amendment, the Phantom Unit Agreements will remain in full force and effect and is hereby ratified and confirmed in all respects. To the extent a conflict arises between the terms of the Phantom Unit Agreements and this Amendment, the terms of this Amendment shall prevail.

5.    Governing Law. This Amendment shall be construed under and enforced in accordance with the laws of the State of Texas, in accordance with Section 13 of the Phantom Unit Agreements.

6.    Entire Agreement. The Phantom Unit Agreements, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Phantom Unit Agreements and this Amendment.

7.    Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

LEGACY RESERVES LP
By:	Legacy Reserves GP, LLC, its general partner

Name:
Title:

LEGACY RESERVES, INC.

Name:
Title:

GRANTEE

Name:
Address:

AMENDMENT TO PHANTOM UNIT GRANT AGREEMENT